EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview,  NY 11803 Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

Plainview, NY, April 28, 2008 — Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the first quarter ended March 31, 2008. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items.  Investors should refer to the attached table for details of the reconciliation of GAAP operating income to earnings excluding certain items.

Veeco will host a conference call reviewing these results at 5:00 pm EDT today at 1-877-723-9511 (toll free) or 1-719-325-4791.  The call will also be webcast live on the Veeco website at http://www.veeco.com.  A replay of the call will be available beginning at 8:00pm EDT through midnight on May 13, 2008 at 888-203-1112 or 719-457-0820, using passcode 3406596, or on the Veeco website. Please also see the Veeco website for a slide presentation reviewing financial data.

First Quarter 2008 Highlights

•                  Revenue was $102.3 million, in line with Veeco’s guidance of $98-$105 million;

•                  Bookings were $109.3 million, in line with Veeco’s guidance of $105-$112 million;

•                  Net loss was ($1.6) million, or ($0.05) per share, compared to net income of $0.3 million, or $0.01 per share, last year. The current quarter net loss includes a restructuring and asset impairment charge of $3.2 million principally related to the consolidation and relocation of Veeco’s Corporate headquarters in the first quarter.

•                  Veeco’s earnings per share, excluding certain items, was $0.09 compared to earnings per share of $0.10 last year, ahead of Veeco’s guidance of $0.00-$0.06 per share.

John R. Peeler, Veeco’s Chief Executive Officer, commented, “We are pleased to report in-line revenues and better than expected earnings due to our restructuring and cost containment efforts and better than anticipated gross margins, up sequentially from 37.9% to 41.7%.  We are on track to improve Veeco’s performance on both the top and bottom line in 2008.”

“Veeco’s LED & Solar Process Equipment business reported revenues of $42.1 million and EBITA of $8.6 million, now representing our largest segment at 41% of revenues.  These results were significantly improved both on a year-over-year and sequential basis. In Data Storage Process Equipment, while we reported a weak revenue quarter as expected, our bookings increased to over $40 million, driven by increased capital expenditures and technology spending by key hard drive customers. We also reported a sequential recovery in the profitability of our Metrology business. Bookings in Metrology were weak due to slow scientific research/industrial spending which impacted our instruments products, and continued semiconductor industry softness.”

First Quarter 2008 Summary

Veeco’s revenue for the first quarter of 2008 was $102.3 million, compared to $99.2 million in the first quarter of 2007. First quarter 2008 operating income was $0.1 million, which includes the previously noted $3.2 million in restructuring and asset impairment charges, compared with operating income of $1.7 million in the first quarter of 2007.  Veeco’s first quarter 2008 earnings before interest, taxes and amortization excluding certain charges (EBITA) was $5.3 million, compared to $5.6 million last year.  First quarter 2008 net loss was ($1.6) million, or ($0.05) per share, compared to net income of $0.3 million, or $0.01 per share, in the first quarter of 2007. Excluding restructuring, asset impairment and amortization expenses and using a 35% tax rate in both periods, first quarter 2008 earnings per share were $0.09, compared to $0.10 in 2007.

Outlook

The Company forecasts second quarter 2008 revenues to be in the range of $102-$110 million.  Veeco’s earnings per share is currently forecasted to be between $(0.02) – $0.07 on a GAAP basis, and earnings per share are currently forecasted to be between $0.05 to $0.11 on a non-GAAP basis (excluding amortization of $2.0 million and using a 35% tax rate). Veeco currently expects that its second quarter 2008 bookings will be greater than the first quarter, with a range of $110-$118 million.  The Company currently anticipates sequential bookings increases in the LED & Solar Process Equipment and Metrology segments. For the full year, Veeco reaffirms its guidance of revenue growth at a minimum of 10% to $440 million.

About Veeco

Veeco Instruments Inc. manufactures enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and APAC.  http://www.veeco.com

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2007 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

-financial tables attached-

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2008	2007

Net sales	$102,307	$99,166
Cost of sales	59,681	55,471
Gross profit	42,626	43,695

Operating expenses:
Selling, general and administrative expense	22,628	22,806
Research and development expense	14,726	15,389
Amortization expense	1,956	3,909
Restructuring expense	2,875	—
Asset impairment charge	285	—
Other expense (income), net	4	(147)

Operating income	152	1,738

Interest expense, net	892	819
Gain on extinguishment of debt	—	(738)

(Loss) income before income taxes and noncontrolling interest	(740)	1,657

Income tax provision	919	1,494
Noncontrolling interest	(76)	(130)
Net (loss) income	$(1,583)	$293

(Loss) income per common share:
Net (loss) income per common share	$(0.05)	$0.01
Diluted net (loss) income per common share	$(0.05)	$0.01

Weighted average shares outstanding	31,161	30,899
Diluted weighted average shares outstanding	31,161	31,281

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$114,429	$117,083
Accounts receivable, net	76,753	75,207
Inventories, net	105,169	98,594
Prepaid expenses and other current assets	7,739	8,901
Deferred income taxes	2,929	2,649
Total current assets	307,019	302,434

Property, plant and equipment, net	65,661	66,142
Goodwill	100,898	100,898
Other assets, net	58,382	59,860
Total assets	$531,960	$529,334

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,101	$36,639
Accrued expenses	55,883	60,201
Deferred profit	4,330	3,250
Income taxes payable	2,066	2,278
Current portion of long-term debt	25,418	25,550
Total current liabilities	125,798	127,918

Deferred income taxes	4,351	3,712
Long-term debt	120,987	121,035
Other non-current liabilities	3,026	1,978

Noncontrolling interest	938	1,014

Shareholders’ equity	276,860	273,677
Total liabilities and shareholders’ equity	$531,960	$529,334

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2008		2007

Operating income	$152		$1,738

Adjustments:

Amortization expense	1,956		3,909
Restructuring expense	2,875	(1)	—
Asset impairment charge	285	(2)	—

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	5,268		5,647

Interest expense, net	892		819
Gain on extinguishment of debt	—		(738	)(3)
Adjustment to exclude gain on extinguishment of debt	—		738

Earnings excluding certain items before income taxes	4,376		4,828

Income tax provision at 35%	1,532		1,690
Noncontrolling interest, net of income tax provision at 35%	(49)		(85)

Earnings excluding certain items	$2,893		$3,223

Earnings excluding certain items per diluted share	$0.09		$0.10

Diluted weighted average shares outstanding	31,301		31,281

(1) During the first quarter of 2008, the Company recorded a restructuring charge of $2.9 million, consisting of $2.6 million of costs associated with the consolidation and relocation of the lease for our Corporate headquarters, and $0.3 million of personnel severance costs.

(2) During the first quarter of 2008, the Company recorded a $0.3 million asset impairment charge related to fixed asset write-offs associated with the consolidation and relocation of our Corporate headquarters.

(3) During the first quarter of 2007, the Company repurchased $56.0 million aggregate principal amount of its 4.125% convertible subordinated notes. As a result of these repurchases, the Company recorded a gain from the early extinguishment of debt in the amount of $0.7 million.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Segment Revenues, Bookings, and Reconciliation

of Operating Income (Loss) to EBITA

(In millions)

(Unaudited)

	Three months ended
	March 31,	March 31,
	2008	2007
LED & Solar Process Equipment
Bookings	$38.7	$36.4
Revenues	42.1	22.4

Operating income (loss)	8.1	(0.5)
Amortization expense	0.5	2.3
EBITA	8.6	1.8

Data Storage Process Equipment
Bookings	40.6	32.3
Revenues	24.1	35.7

Operating (loss) income	(2.6)	1.4
Amortization expense	1.0	1.0
Restructuring expense	0.1	—
EBITA	(1.5)	2.4

Metrology
Bookings	30.0	37.2
Revenues	36.1	41.1

Operating income	1.2	3.6
Amortization expense	0.4	0.4
Restructuring expense	0.2	—
EBITA	1.8	4.0

Unallocated Corporate
Operating loss	(6.6)	(2.8)
Amortization expense	0.1	0.2
Restructuring expense	2.6	—
Asset impairment charge	0.3	—
EBITA	(3.6)	(2.6)

Total
Bookings	109.3	105.9
Revenues	102.3	99.2

Operating income	0.1	1.7
Amortization expense	2.0	3.9
Restructuring expense	2.9	—
Asset impairment charge	0.3	—
EBITA	$5.3	$5.6

** Refer to footnotes on Reconciliation of operating income to earnings excluding certain items